EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - MERISTAR]


OCTOBER 30, 2002

MERISTAR HOSPITALITY CORPORATION REPORTS THIRD-QUARTER RESULTS


Refinances Senior Credit Facility
---------------------------------

WASHINGTON--Oct. 30, 2002--MeriStar Hospitality Corporation (NYSE: MHX), the nation's third largest hotel real estate investment trust (REIT), today announced financial results for the third quarter ended September 30, 2002.

In addition, the company announced that it completed the refinancing of its senior credit facility.

The lingering softness in the economy and general drop-off in travel during the weeks around the anniversary of the September 11 terrorist attacks contributed to lower than anticipated transient business travel during the third quarter. For the 2002 third quarter, net loss was $(29.4) million compared to $(17.3) million in the 2001 third quarter. Diluted net loss per share was $(0.65), compared to $(0.39) in the 2001 third quarter. Comparative funds from operations
(FFO) were $6.7 million, compared to $15.4 million for the 2001 third quarter. Comparative FFO represents funds from operations, as defined by the National Association of Real Estate Investment Trusts, adjusted for significant non-recurring items, and the effect of non-hedging derivatives. Comparative FFO per diluted share was $0.13, compared to $0.29 for the 2001 third quarter.

Revenues decreased 3.4 percent to $235.8 million. Comparative earnings before interest expense, income taxes, depreciation and amortization (EBITDA) declined
12.8 percent to $40.0 million. Hotel operating profit margins declined 220 basis points to 26.5 percent.

Same-store revenue per available room (RevPAR) declined 5.3 percent to $60.95. Average daily rate (ADR) was off 3.5 percent to $94.36, while occupancy decreased 1.8 percent to 64.6 percent.

The challenging economic environment continues to have a direct influence on business travel," said Paul Whetsell, chairman and chief executive officer. "To offset weakness in the transient business sector, we shifted our marketing efforts to lower rated group and leisure business to boost occupancy. This put more pressure on profit margins, but our operator, Interstate Hotels & Resorts, continues to focus on controlling costs to mitigate the shift in customer mix. We expect to achieve economies of scale and other cost benefits going forward as a result of the increased size and scale of our operator following the completion of its merger in July."

New Credit Facility

The company closed earlier this week on a new, three-year $100 million senior revolving credit facility. The initial rate of the facility will be LIBOR plus 388 basis points, slightly lower than the rate under the previous credit facility. "Our new revolver gives us the flexibility to operate within our business plan and to weather these difficult economic conditions," Whetsell said. "The $14 million balance on the previous revolver was paid off in conjunction with the closing of the facility. We have approximately $50 million of availability on the revolver based on our trailing 12-month EBITDA. We expect to generate $90 million to $100 million of cash flow before capital expenditures through 2003; therefore, we would anticipate using the revolver only sparingly going forward." SG Cowen Securities Corporation is the lead arranger and book runner for the new facility. Lehman Brothers, Inc. is the syndication agent and Salomon Smith Barney Inc. is the documentation agent.

During the quarter, the company sold three hotels, using the proceeds to pay down existing debt. Whetsell noted that the company currently is marketing eight to 10 additional non-core assets for sale, which, if successful, are expected to generate net proceeds of $80 million to $100 million and will be used to further reduce outstanding debt.

Operating Performance in Significant Markets

RevPAR was down in July and August compared to the previous year but improved
9.3 percent in September. "While we are encouraged to see our first year-over-year RevPAR improvement since February 2001, the increase fell short of our expectations as travel was down significantly in the first two weeks of the month," Whetsell said. "We see continued improvements in RevPAR for the remainder of the year, with October RevPAR expected to increase approximately
8.0 percent over October of 2001."

The Mid-Atlantic region showed a 4.9 percent improvement in RevPAR and was the largest contributor to EBITDA during the quarter. Atlanta experienced significant improvement, with an 11.0 percent increase. Hardest hit were New Jersey, Dallas, Houston, Connecticut and Northern California, where declines in business travel were particularly significant. "Our Mid-Atlantic properties performed well, and we believe they are well-positioned to benefit when the economy begins to turn around," he commented.

RevPAR and EBITDA contributions in significant markets for the third quarter were:

Three Months Ended September 30, 2002

                                            EBITDA
                           RevPAR        Contribution     % of Total
                           Change          (in 000s)         EBITDA
                       -------------  -----------------  ---------------
Mid-Atlantic                 4.9%             5,838           14.6%
Southern California         -5.0%             4,268           10.7%
Northern California        -10.7%             3,294            8.2%
Chicago                     -7.2%             2,141            5.4%
Colorado                    -1.3%             1,916            4.8%
Atlanta                     11.0%             1,722            4.3%
Tampa/Clearwater            -4.0%             1,649            4.1%
Houston                    -11.6%             1,600            4.0%
New Jersey                 -26.6%             1,522            3.8%
Orlando                     -9.5%               972            2.4%
Connecticut                -11.2%               424            1.1%
Dallas                     -14.0%              (124)          -0.3%
Southwest Florida           -2.2%              (978)          -2.5%


Balance Sheet

"With the completion of the refinancing of our line of credit, we are very comfortable with our current liquidity position, which consists of approximately $75 million of cash and availability," said John Emery, president and chief operating officer. "We plan to further enhance our liquidity through asset sales and generation of free cash flow and have ample cushion to withstand any future geo-political events."

Key Financial Information

o   Total debt to annual EBITDA of 7.5x

o   Annual interest coverage ratio of 1.6x

o Capital expenditures of $6.8 million and $28.0 million, respectively, for the three and nine months ended September 30, 2002

o Notes receivable from Interstate Hotels & Resorts of $56.1 million at September 30, 2002

o   Cash balance of $41.2 million at September 30, 2002


Long-Term Debt

  Long-term debt as of September 30, 2002 consists of the following:

                             (amounts in thousands)

                                             Interest
                              Balance         Rate         Maturity
Revolver (subsequently
 refinanced)             $     14,000    LIBOR + 400bps      2003
Convertible Notes             154,300         4.75%          2004
Subordinated Notes            203,108         8.75%          2007
Senior Unsecured Notes        299,292         9.00%          2008
Senior Unsecured Notes        248,584        10.50%          2009
CMBS                          315,955         7.76%          2009
Senior Unsecured Notes        395,865         9.13%          2011
Mortgage Debt and Other        38,550         9.00%        Various
                           ----------
                          $ 1,669,654


Guidance Outlook

For the 2002 fourth quarter, the company expects RevPAR to increase 7.0 percent to 8.0 percent over the fourth quarter of 2001. EBITDA is projected to be $43 million to $45 million, and FFO per share is estimated to be $0.18 to $0.22. For the full year 2002, the company expects a RevPAR decline of 8.0 percent to 8.5 percent, EBITDA of $216 million to $218 million and FFO per share of $1.49 to $1.53. 2003 RevPAR is projected to increase 2.0 percent to 3.0 percent.

To listen to a webcast of the company's third-quarter conference call today, October 30, at 10 a.m. Eastern time, interested parties may visit the company's Web site and click on Investor Relations and then Third-Quarter Conference Call. Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, reference code 503877, to hear a telephone replay. The telephone replay will be available through November 4, 2002.

Washington, D.C.-based MeriStar Hospitality Corporation owns 109 principally upscale, full-service hotels in major markets and resort locations with 28,099 rooms in 27 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Radisson and Doubletree. For more information about MeriStar Hospitality Corporation, visit the company's Web site: www.meristar.com.

This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results and the timing and composition of revenues, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the current slowdown of the national economy; economic conditions generally and the real estate market specifically; the impact of the September 11, 2001 terrorist attacks or actual or threatened future terrorist incidents; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; availability of capital; interest rates; competition; supply and demand for hotel rooms in our current and proposed market areas; and changes in general accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the Company's filings with Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2001.

                              MeriStar Hospitality
                                   Corporation
                            Statements of Operations
                       (Unaudited, in thousands except per
                     share amounts and operating statistics)


                               Three Months Ended   Nine Months Ended
                                   September 30,      September 30,
                                  2002      2001      2002     2001
 Revenue
   Hotel operations:
      Rooms                     $156,935  $163,568  $506,054 $562,497
      Food and
      beverage                    56,548    55,886   189,423  200,273
      Other operating
       departments                18,306    18,721    57,715   64,511
   Participating
    lease revenue                      -     1,841         -    8,146
   Office rental and
    other revenue                  4,017     4,016    14,282   12,183
                                --------  --------  -------- --------
 Total revenue                   235,806   244,032   767,474  847,610

 Hotel operating expenses by
  department:
    Rooms                         40,895    42,715   122,194  134,225
    Food and beverage             44,187    44,122   138,234  147,320
    Other operating
     departments                  10,967    10,353    33,159   33,845
 Office rental, parking and
  other operating expenses           767       819     2,372    2,444
 Undistributed operating
  expenses:
     Administrative
      and general                 42,136    39,610   129,098  126,774
     Property
      operating costs             40,166    40,716   117,842  124,812
     Property taxes,
      insurance and
      other                       16,490    20,789    52,937   57,275
     Depreciation and
      amortization                30,348    28,810    92,168   86,522
     Interest expense,
      net                         33,846    31,354   102,543   91,661
     Change in fair
      value of non-
      hedging
      derivatives                  1,132         -     4,211        -
     Write off of
      deferred costs                   -         -     1,529        -
     Loss on fair
      value of non-
      hedging
      derivatives                      -         -     4,735        -
     Swap termination
      costs                            -         -         -    9,297
     Write down of
      investment in
      STS Hotel Net                    -         -         -    2,112
     FelCor merger
      costs                            -     2,028         -    5,817
     Costs to
      terminate leases
      with Prime
      Hospitality
      Corporation                      -         -         -    1,315
     Restructuring
      charge                           -     1,080         -    1,080
                                --------  --------  -------- --------
 Total expenses                  260,934   262,396   801,022  824,499
                                --------  --------  -------- --------

 Income (loss) from continuing
   operations before minority
   interests, income taxes,
   discontinued operations, loss
   on sale of assets
   and extraordinary
   loss                          (25,128)  (18,364)  (33,548)  23,111

 Minority interests               (1,584)     (989)   (1,965)   2,132
 Income taxes                       (654)     (588)     (851)     814
                                --------  --------  -------- --------

 Income (loss) from continuing operations
   before discontinued operations,
   loss on sale of
   assets and
   extraordinary
   loss                          (22,890)  (16,787)  (30,732)  20,165

 Discontinued operations (1):
   Income (loss) from
    operations of
    assets sold
   (including loss
    on disposal of
    $6,403)                       (6,640)      558    (5,768)   2,264
   Income tax benefit                128         -       128        -
                                --------  --------  -------- --------

             Loss on
              discontinued
              operations          (6,512)      558    (5,640)   2,264

 Loss on sale of asset, net of
  taxes                                -    (1,073)        -   (2,132)

 Extraordinary loss, net of
  taxes                                -         -         -   (1,224)
                                --------  --------  -------- --------

 Net income (loss)               (29,402)  (17,302)  (36,372)  19,073

 Dividends paid on unvested
  restricted stock                    (2)     (198)       (5)    (593)
                                --------  --------  -------- --------
 Income (loss) available to
  common stockholders           $(29,404) $(17,500) $(36,377) $18,480
                                ========  ========  ======== ========

Net income (loss) per diluted
 common share                     $(0.65)   $(0.39)   $(0.81)   $0.42
                                ========  ========  ======== ========


                                Three Months Ended   Nine Months Ended
                                   September 30,      September 30,
                                  2002      2001      2002     2001
Comparative funds from
  operations (2), diluted:
    Comparative income
     (loss) before
     loss on sale of
     assets and
     extraordinary
     loss                       $(23,127) $(16,229) $(30,097) $22,429
    Minority interest
     to common OP unit
     holders                      (1,725)   (1,132)   (2,389)   1,707
    Interest on
     convertible debt              1,832     1,832     5,497    5,497
    Hotel depreciation
     and amortization             28,594    27,965    86,844   84,197
    Interest rate
     swaps                         1,132         -     4,211        -
    Significant non-
     recurring items
    (net of income
     taxes):
     Write off of
      deferred costs                   -         -     1,490        -
     Loss on fair
      value of non-
      hedging
      derivatives                      -         -     4,615        -
     Swap termination
      costs                            -         -         -    8,998
     Write down of
      investment in
      STS Hotel Net                    -         -         -    2,046
     FelCor merger
      costs                            -     1,955         -    5,622
     Costs to
      terminate leases
      with Prime
      Hospitality
      Corporation                      -         -         -    1,272
     Restructuring                     -     1,053         -    1,053
                                --------  --------  -------- --------

                                  $6,706   $15,444   $70,171 $132,821
                               ========= ========= ========= ========

 Weighted average number of
  diluted shares of common
  stock and operating
  units outstanding               53,492    53,455    53,386   53,415
                               ========= ========= ========= ========

 Comparative funds from
  operations per diluted share     $0.13     $0.29     $1.31    $2.49
                               ========= ========= ========= ========


 Operating Information:
 Comparative EBITDA (3)          $39,961   $45,804  $172,768 $224,164
 Occupancy                          64.6%     65.8%     65.9%    69.6%
 ADR                              $94.36    $97.79   $100.56  $108.01
 RevPAR                           $60.95    $64.36    $66.24   $75.19
 RevPAR Decrease                   -5.30%             -11.90%


    (1) We adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets," effective January 1, 2002. Gains and losses from all asset sales, as well as any income or loss from the asset prior to disposal, are required to be recorded as discontinued operations. We sold three hotels in August 2002. All operating results, including the loss on disposal, are recorded as discontinued operations. As required by SFAS No. 144, we have reclassified prior year periods to reflect operations of the three hotels as discontinued operations.

    (2) Comparative funds from operations represents funds from operations, as defined by the National Association of Real Estate Investment Trusts, adjusted for the impact of non-hedging derivatives and significant non-recurring items. Comparative income (loss) before loss on sale of assets and extraordinary loss is calculated as follows:

              Income (loss) from
               continuing operations
               before discontinued
               operations, loss
               on sale of assets and
               extraordinary
               loss             $(22,890) $(16,787) $(30,732) $20,165

             Income (loss) on
              discontinued
              operations,
              excluding loss on
              sale of assets        (237)      558       635    2,264
                                --------  --------  -------- --------
             Comparative income
             (loss) before
              loss on sale of
              assets and
              extraordinary
              loss              $(23,127) $(16,229) $(30,097) $22,429
                                ========  ========  ======== ========


    (3) Comparative EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization and includes the operations from the assets sold during the quarter, adjusted for non-recurring items.

             EBITDA from
              continuing
              operations         $40,198   $44,908  $171,638 $220,915
             EBITDA from assets
              sold                  (237)      896     1,130    3,249
                                --------  --------  -------- --------
             Comparative EBITDA  $39,961   $45,804  $172,768 $224,164
                               ========= ========= ========= ========


MeriStar Contact: Bruce Riggins, Director of Finance, (202) 295-2276 or Melissa Thompson, Director of Corporate Communications, (202) 295-2228
Media Contact: Jerry Daly or Carol McCune, media Daly Gray Public Relations,
(703) 435-6293